UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No.  )

Uni-Pixel Display Inc.
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(Name of Issuer)

Common Stock
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(Title of Class of Securities)

904572104
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(CUSIP Number)

February 10, 2011
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             (Date of Event Which Requires Filing of this
Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X| Rule 13d-1(b)
|_| Rule 13d-1(c)
|_| Rule 13d-1(d)

CUSIP NO.

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1     NAME OF REPORTING PERSON
      SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

      Goldberg Capital Management
      ###-##-#### (self)
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2     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) |_|

(b) |_|
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3     SEC USE ONLY

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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Connecticut
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                  5     SOLE VOTING POWER

                        74,167
 NUMBER OF        ----------------------------------------------
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  SHARES          6     SHARED VOTING POWER
BENFICIALLY
 OWNED BY               na
   EACH           ----------------------------------------------
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 REPORTING        7     SOLE DISPOSITIVE POWER
  PERSON
   WITH                 561,250
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                  8     SHARED DISPOSITIVE POWER

                        na
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9     AGGREGATE AMOUNT BENFICIALLY OWNED BY EACH REPORTING
PERSON

      561,250
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
CERTAIN SHARES   |_|

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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	5.95%
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12    TYPE OF REPORTING PERSON

      IA
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Item  1.

            a) Name of Issuer: Uni-Pixel Corporation
            b) Address: 8708 Technology Forest Place., STE. 100
			Woodland, TX  77381

Item  2.
            a) Name of Filer:  Goldberg Capital Management


            b) Address of Filer:   27 Stagecoach Road
                                   Avon,  CT  06001

            c) Citizenship: Connecticut

            d) Title of Class of Securities: Common Stock

            e) CUSIP Number: 904572104

Item 3. Item 3. If this statement is filed pursuant to Rule 13d-
1(b), or
13d-2(b), check whether the person filing is a:

      (a)   |_|   Broker or Dealer registered under Section 15
of the Act
      (b)   |_|   Bank as defined in section 3 (a) (6) of the
Act
      (c)   |_|   Insurance Company as defined in section 3 (a)
(6) of the Act
      (d)   |_|   Investment Company registered under section 8
of the
                  Investment Company Act
      (e)   |X|   Investment Adviser registered under section
203 of the
                  Investment Advisers act of 1940
      (f)   |_|   Employee Benefit Plan, Pension Fund which is
subject to the
                  provisions of the Employee Retirement Income
Security Act of
                  1974 or Endowment Fund; see 240.13d-1 (b) (1)
(ii) (F)
      (g)   |_|   Parent Holding Company, in accordance with
240.13d-1 (b) (ii)
                  (G) (Note: See Item 7)
      (h)   |_|   Group, in accordance with 240.13d-1(b) (1)
(ii) (H)

Item 4.  Ownership

            a)    Amount beneficially owned:  561,250
            b)    Percent of Class: 5.95%
            c)    Number of shares:

                  (i)   Sole voting power -- 74,167
                  (ii)  Shared voting power -- na
                  (iii) Sole disposal power --  561,250
                  (iv)  Shared disposal power - na


Item 5.    Less than 5% beneficial ownership
           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.    More than 5% on behalf of another   na

Item 7.    Subsidiary  na

Item 8.    If group   na

Item 9.    Notice of Dissolution  na

Item 10.   Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      Date      February 10, 2011


By: /s/, Leonard L. Goldberg - Owner
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            Name, Title